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                                                                   Exhibit 10.27

                   [Letterhead of Dynacs Engineering Co. Inc.]

                                 PROMISSORY NOTE

$89,301.44                                                    Palm Harbor, Fl.
                                                              August 23, 1999

FOR VALUE RECEIVED, the undersigned, a Florida Corporation, promises to pay to the order of Anil K. Singh (hereinafter referred to as the "Payee") at 128 Harbor Dr., Palm Harbor, Florida, or at such other place as the Payee hereof may, from time to time, designate in writing, the principal sum of Eighty Nine Thousand Three Hundred and One and 44/100 Dollars ($89,301.44), with simple interest thereon calculated at the rate of 12% per annum, from the date hereof until Maturity. All principal shall be due and payable in SIX MONTHS ("Maturity") from the date hereof. The interest shall be due and payable on the 23rd day of each month beginning beginning September 23, 1999, until Maturity.

Early Repayment

In the event the Undersigned wishes to repay the principal amount, in part or whole, before Maturity, then interest on the portion of the Principal repaid shall be calculated as set forth below:

- for portions of the Principal held for greater than three (3) months but less than six (6)months from the date hereof, interest shall be calculated at the rate of 1.33% per month, with the period rounded to the next larger whole month;

- for portions of the Principal held for greater than one (1) month but less than three (3) months from the date hereof, interest shall be calculated at the rate of 1.94% per month, with the period rounded to the next larger whole month;

- for portions of the Principal held for greater than two (2) weeks but less than one (1) month, from the date hereof, interest shall be calculated at the rate of 0.51% per week, with the period rounded to the next larger whole week;

- for portions of the Principal held for less than two (2) weeks from the date hereof, interest shall be calculated at the rate of 0.55% per week, with the period rounded to the next larger whole week;

Each and all payments shall be applied first to interest at the rate of aforesaid upon the principal sum or so much thereof as shall from time to time remain unpaid, and the balance shall be applied on account of principal.

In the event of a default under this Note, the undersigned shall pay all costs, and expenses of collection, including reasonable attorneys' fees.
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This Note is not assignable by either the payee or the undersigned Maker. This
Note is to be construed and enforced according to the laws of the State of Florida.

SEAL OF THE CORPORATION                         Dynacs Engineering Company, Inc.


                                                By: /s/ Harry W. Schubele, III
[SEAL]                                              ----------------------------
                                                    Harry W. Schubele, III
                                                As: Sr. Vice President, Business
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                          AMENDMENT TO PROMISSORY NOTE

     This Amendment to Promissory Note (the "Amendment") dated August 22, 1999 by and between Dynacs Inc. (formerly known as Dynacs Engineering Co., Inc.) (the "Company") and Anil K. Singh (the "Payee").


     Reference is made to that certain promissory note dated February 23, 1999 by and between the Company and Payee in the principal amount equal to $89,301.44 (the "Promissory Note").

     The parties agree that the Maturity of the Promissory Note shall be extended to August 23, 2000.

     All other terms and conditions of the Promissory Note shall remain in full force and effect.




                                        DYNACS INC.

                                        By: /s/ Ramendra P. Singh
                                           ------------------------------------
                                           Ramendra P. Singh